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                                                                                                EXHIBIT 12.1


                                    The Dow Chemical Company and Subsidiaries
                                Computation of Ratio of Earnings to Fixed Charges
                                                   (Unaudited)




                                                        For the
                                                      three months
                                                         ended
                                                       March 31,         For the years ended December 31,
                                                     -----------------------------------------------------------


                                                         2002     2001     2000      1999       1998      1997
                                                        ------   ------   ------    ------     ------    ------
                                                                                    (in millions)

Net income (loss) from continuing operations                38    (417)   1,675      1,637      1,707    2,471

Add  (deduct):

     Income taxes                                           24    (228)     839        874        902    1,320
     Capitalized interest                                  (13)    (54)     (98)       (96)       (90)     (82)
     Amortization of capitalized interest                   16      60       58         58         62       65
     Equity in earnings of nonconsolidated affiliates       26     (29)    (354)       (95)       (31)    (211)
     Distributed income of nonconsolidated affiliates       49      54      132        153        154      180
     Minority interests' share in income                     8      32       72         74         20      113

Income (loss) as adjusted                                  148    (582)   2,324      2,605      2,724    3,856


Fixed charges:
     Interest expense including amortization of debt
         discount and capitalized debt costs               189     733      665        564        607      550
     Capitalized interest                                   13      54       98         96         90       82
     Rental expense - interest component                    32     128      128        131        130      130

Total fixed charges                                        234     915      891        791        827      762

Adjusted earnings (loss) available for the
     payment of fixed charges                              382     333    3,215      3,396      3,551    4,618

Ratio of earnings to fixed charges                         1.6     0.4      3.6        4.3        4.3      6.1
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